Filed Pursuant to Rule 433
Dated 04/13/06
Registration Statement No. 333-132201

Toyota Motor Credit Corporation ("TMCC")
30 NC 1-year Zero Coupon Note
Final Terms and Conditions

Summary Terms of Note

Issuer: Toyota Motor Credit Corporation ("TMCC") (Aaa/AAA)

Underwriter: Deutsche Bank Securities Inc. ("DBSI")

Documentation: US MTN Program

Denominations: 10,000 x 1,000

Launch Date: April 11, 2006 (Upsized April 13, 2006)

Settlement Date: April 21, 2006

Maturity Date: April 23, 2036

Issue Size: USD 75 million

Re-offer Price: 11.63246406%

All-in Price: 11.63246406%

Gross Proceeds: $8,724,348.05

Coupon: 0%

Accretion Rate: 7.30% Accretion Yield, Compounded Semi-Annually, 30/360. Paid at the earlier of the Call Date or Maturity Date

Call Date and Prices: The Notes will be callable on April 23, 2007 and semi-annually thereafter on October 23 and April 23. Price determined in accordance with Accretion Factors set forth in Attachment I

Call Notification: 10 calendar days notification on the Notes

Daycount Fraction: 30 / 360, following unadjusted

Governing Law: New York

CUSIP: 89233PYB6

Business Days: New York

Attachment I. Accretion Schedule

Price: 11.63246406%
Face Amount: $75,000,000
Accretion Yield: 7.30%

Date       Price
04/21/06   11.63246406%
10/23/06   12.06176661%
04/23/07   12.50202109%
10/23/07   12.95834486%
04/23/08   13.43132444%
10/23/08   13.92156779%
04/23/09   14.42970501%
10/23/09   14.95638924%
04/23/10   15.50229745%
10/23/10   16.06813131%
04/23/11   16.65461810%
10/23/11   17.26251166%
04/23/12   17.89259334%
10/23/12   18.54567299%
04/23/13   19.22259006%
10/23/13   19.92421459%
04/23/14   20.65144843%
10/23/14   21.40522629%
04/23/15   22.18651705%
10/23/15   22.99632493%
04/23/16   23.83569079%
10/23/16   24.70569350%
04/23/17   25.60745131%
10/23/17   26.54212329%
04/23/18   27.51091079%
10/23/18   28.51505903%
04/23/19   29.55585868%
10/23/19   30.63464753%
04/23/20   31.75281216%
10/23/20   32.91178980%
04/23/21   34.11307013%
10/23/21   35.35819719%
04/23/22   36.64877139%
10/23/22   37.98645154%
04/23/23   39.37295703%

Attachment I. Accretion Schedule (continued)

Date       Price
10/23/23   40.81006996%
04/23/24   42.29963751%
10/23/24   43.84357428%
04/23/25   45.44386474%
10/23/25   47.10256580%
04/23/26   48.82180946%
10/23/26   50.60380550%
04/23/27   52.45084440%
10/23/27   54.36530022%
04/23/28   56.34963368%
10/23/28   58.40639531%
04/23/29   60.53822874%
10/23/29   62.74787409%
04/23/30   65.03817149%
10/23/30   67.41206475%
04/23/31   69.87260512%
10/23/31   72.42295520%
04/23/32   75.06639307%
10/23/32   77.80631641%
04/23/33   80.64624696%
10/23/33   83.58983498%
04/23/34   86.64086395%
10/23/34   89.80325549%
04/23/35   93.08107431%
10/23/35   96.47853353%
04/23/36   100.00000000%



The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.